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                                                               EXHIBIT 23(A)(2)

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-61959) of Mylan Laboratories Inc. on Form S-4 of our report dated February 4, 1998 relating to the consolidated financial statements of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in the Annual Report on Form 10-K of Mylan Laboratories Inc. for the year ended March 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                              /s/ Deloitte & Touche LLP
                                              -------------------------
                                              DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

August 28, 1998